Exhibit 10.1

Amendment to Outside Director Compensation Plan

On February 21, 2007, the Board of Directors of RC2 Corporation (the "Company"), based upon the recommendation of the Compensation Committee, approved amendments to the Company's Outside Director Compensation Plan. These amendments to the Outside Director Compensation Plan were effective as of January 1, 2007. The amendments consisted of the following:

•	increased the annual retainer fee from $25,000 to $35,000;

•
increased annual committee chair fees to $16,000 for the chairman of the Audit Committee, $8,000 for the chairman of the Compensation Committee and $8,000 for the chairman of the Nominating and Corporate Governance Committee (in each case, from $5,000);

•	provided that annual retainers and committee chair fees will be paid solely in cash, eliminating the ability of directors to elect payment in the form of stock options; and

•
increased the annual long-term incentive compensation fee from $20,000 to $75,000 and changed the form of payment from stock options to restricted stock, which restricted stock will be issued annually after the election of directors at the annual meeting of stockholders based on the closing price on that date of the meeting and with a three year vesting of 33⅓% on each of the first, second and third anniversaries of the date of grant.